EXHIBIT 99.p.23

Origin Asset Management LLP
(‘Origin’ or the ‘Firm’)

Code of Ethics and Personal Account Dealing Rules – December 2020

Fiduciary responsibility of the Firm, and its Partners and Employees

Origin has a fiduciary responsibility to place the interests of the Firm’s clients before its interests or those of its partners and employees. The Firm has therefore adopted the following general principles which all its partners and employees are expected to uphold:

•	The interests of the Firm’s clients must at all times be placed first.
•	All Personal Account Dealing (“PAD”) must be conducted in a manner consistent with the Code of Ethics (the “Code”) (see Appendix One) and must avoid any actual or potential conflicts of interest or any abuse of a position of trust and responsibility.
•	Partners and employees must not take any inappropriate advantage of their positions at the Firm.
•	Information on the securities held by and the financial circumstances of clients must be kept confidential.
•	The investment decision making process must be independent at all times.

Personal account transactions

With effect from 1st August 2017 all personnel are prohibited from purchasing any common stock securities or other equity-linked instruments in the firm’s investible universe to prevent any potential conflicts of interest that may arise from personal account trading in such securities that are held in, or may be considered for client portfolios. “Personal account” means any securities account in which personnel have any direct or indirect “beneficial ownership”, including any personal account of that person’s immediate family, and is further defined below.

Existing partners and staff who hold any common stock securities in the firm’s investible universe acquired prior to the policy effective date of 1st August 2017 will be permitted to sell them in accordance with the firm’s current personal account dealing rules and procedures.

New partners and new employees who hold any common stock securities in the firm’s investible universe acquired prior to joining the firm will be permitted to sell them in accordance with the firm’s current personal account dealing rules and procedures.

In order to comply with FCA and SEC rules on personal account transactions you are required to comply with the provisions within this Code.

Code of Ethics and Personal Account Dealing Rules – December 2020

Permission to deal

For the investments detailed under ‘General exemptions’ below, partners and employees of the Firm may not deal in any investments without obtaining the prior written consent of any Authorised Partner and the Compliance Officer.

Each investment or divestment will be considered on a case by case basis by an Authorised Partner (see Appendix Two) and the Compliance Officer and if approved by the Compliance Officer, the dealing should comply with the general rules and procedures set out below.

The PAD Form is required to be used for prior written consent to deal. The prior written consent will be valid for 48 hours, if the approved deal has not been executed within 48 hours from approval, a new PAD Form will be required.

When making purchases or sales the transactions will only be approved if the partner or employee agrees to be bound by the following:

•	Any purchases of permitted securities outside the firm’s investible universe are held for a minimum period of thirty days.
•	No dealing can take place ahead of the Investment Manager on days when the Investment Manager has made the decision to or is doing the same action for the Funds.
•	No dealing can take place in any placements that have been offered to the Firm’s clients.
•	Partners and employees must continue to adhere to the rules as laid out in the PAD Rules.

Note that where a general or specific permission is given for a transaction, the other requirements set out below in this notice (e.g. reporting) still need to be complied with. You will need to ensure that you do not contravene the dealing or disclosure restrictions in the insider dealing provisions of the Criminal Justice Act 1993.

Rights issues and takeovers

Please note that the restrictions in this notice extend to making any formal offer to buy or sell, taking up rights on a rights issue and exercising conversion or subscription rights and exercising an option.

The restrictions also extend to buying or selling an investment under any offer, including a takeover or tender offer that is made to the public, or all (or substantially all) of the investment concerned.

Trustees, personal representatives and agents

The restrictions also extend to dealings by you:

Code of Ethics and Personal Account Dealing Rules – December 2020

•	As a trustee of a trust or as a personal representative of an estate in which you or an associate[1] of yours has a significant beneficial interest.
•	As a trustee of any other trust or a personal representative of any other estate, unless you are relying entirely on the advice of another person (such as another broker, accountant or a solicitor).
•	For the account of an associate[1].

General exemptions

The restrictions do not extend to:

1.	Any transaction by you in an authorised unit trust, a regulated collective investment scheme or a life assurance policy (including a pension).
2.	Any transaction entered into, without consultation with you, through a discretionary account.
3.	Listed instruments based on indices including equities, fixed interest, and currency indices, and Exchange Traded Funds (ETFs).

Selling to or buying from a Client

You may not sell to or buy from any client of the Firm for your own account.

Reporting transactions

It is a requirement to forward a copy of the contract note to the Compliance Officer for all transactions that

i)you have received approval for; and

)	have been executed for you within a discretionary account that you do not take decisions for but have appointed a discretionary investment manager.

Covered Accounts and Securities

Personal accounts

The term “personal account” means any securities account in which personnel have any direct or indirect “beneficial ownership” and includes any personal account of that person’s immediate family (including any relative by blood or marriage either living in the person’s household or dependant on that person).

Covered Securities

The term “covered securities” includes all securities defined as such under the

Investment Advisers Act of 1940 (the “Advisers Act”) and includes:

•           Debt and equity securities;

•           Options on securities, on indices and on currencies;

1 “Associate” includes any person (including members of your family, companies or Partnerships) whose business or domestic relationship with you would give rise to a community of interest between you.

Code of Ethics and Personal Account Dealing Rules – December 2020

•	All forms of limited partnerships and limited liability company interests, including interests in private investment funds (such as hedge funds) and interests in investment clubs; and
•	Foreign unit trusts and foreign mutual funds.

The term “covered securities” however does not include the following:

•	Direct obligations of the US government (e.g. treasury securities);
•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short term debt obligations, including repurchase agreements;
•	Shares issued by money market funds;
•	Shares of open-end mutual funds that are not advised or sub-advised by the Firm (or the Firm’s affiliates); and
•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end mutual funds, none of which are funds advised or sub-advised by the Firm (or the Firm’s affiliates).

Initial and Annual Holdings Reports

Contents of holdings reports

All personnel are required by the Advisers Act to submit to the Firm both initial and annual holdings reports that disclose all covered securities held in any personal account. In lieu of a holdings report and at the discretion of the Compliance Officer, personnel may submit to the Compliance Officer or arrange to have sent to the Compliance Officer brokerage statements for every personal account. The brokerage statements, however, must be received within the time frame specified below and contain at least the following information:

•	The title and type of covered security, the exchange ticker symbol or CUSIP number (as applicable), number of shares and principal amount of each covered security in any personal account;
•	The name of any broker, dealer or bank with which the person maintains any personal account; and
•	The date on which the person submits the report.

If covered securities are held in a personal account that are not disclosed in the brokerage statements submitted to the Compliance Officer they must be disclosed in a separate holdings report and submitted to the Compliance Officer. In connection with this process all personnel will be required to certify that all covered securities in all personal accounts have been disclosed to the Compliance Officer.

Timing of holdings reports

All personnel must submit holdings reports (and any substitute brokerage statements) to the Compliance Officer within the following time frames:

Code of Ethics and Personal Account Dealing Rules – December 2020

•	No later than 10 days after joining and the information contained in the report must be current as of a date no more than 45 days prior to joining; and
•	No later than 30 days after the end of each calendar year, the information contained in the report must be current as of a date no more than 45 days prior to the date the report is submitted.

Quarterly securities transaction reports or substitute brokerage statements

All personnel are required by the Advisers Act to submit at least quarterly securities transaction reports to the Compliance Officer for each covered securities transaction in any personal account. As an alternative, submitting brokerage statements to the Compliance Officer at least quarterly meets this requirement. The brokerage statements, however, must contain at least the following information:

•	The date of the transaction, the title and type of covered security, the exchange ticker symbol or CUSIP number (as applicable), interest rate and maturity date, number of shares and principal amount of each covered security involved;
•	The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);
•	The price of the covered security at which the transaction was effected;
•	The name of any broker, dealer or bank with or through which the transaction was effected; and
•	The date on which the person submits the report.

If any transaction involving a covered security in a personal account does not appear in the brokerage statement (such as a private placement) they must be disclosed in a separate holdings report and submitted to the Compliance Officer on a “Quarterly Securities Transaction Report”.

Timing of quarterly securities transaction reports or brokerage statements

All personnel must submit a quarterly securities transaction report (or substitute brokerage statement) no later than 30 days after the end of each calendar quarter.

Exceptions to the reporting requirements
No personnel are required to submit:

•	Any initial or annual holding report or quarterly securities transaction report (or substitute brokerage statement) with respect to covered securities held in a personal account over which they had no direct or indirect influence or control (e.g. “blind trusts”); or
•	A quarterly securities transaction report (or substitute brokerage statement) with respect to transactions effected pursuant to an automatic investment plan

Code of Ethics and Personal Account Dealing Rules – December 2020

(i.e. a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including any dividend reinvestment plans.

Dealing ahead of a research recommendation

This restriction applies when you know that the Firm intends to publish a research recommendation and you know, or should know, that the recommendation is likely to cause a price change in the investment to which it relates. In that situation, you must not deal the same way as the research recommendation until the recommendation has been published and the clients for whom it was principally intended have had a reasonable opportunity to react to it. Dealing before a research recommendation has become public may also breach insider dealing legislation.

Dealing ahead of a client order

If you know that the Firm has accepted a client’s order, or have made a decision to deal for a discretionary client, you must not deal the same way in advance of that client’s order.

Dealing contrary to a client’s interest

You must not deal in an investment at a time, or in a manner, which you know is likely to have a direct adverse effect on the particular interests of one of our clients. However, you do not breach this restriction merely by entering into a transaction in an investment, which you know will probably cause a fall in the price of an investment owned by a client or by a rise in the price of an investment in which a client has a short position.

Personal benefit

If your functions involve giving investment advice, including the preparation of research material, or entering into transactions in investments for the Firm’s own account, or the account of those for whom it deals, you must not accept from any person any benefit or inducement2 which is likely to conflict with your duties to the Firm or any of the Firm’s clients. If in any doubt you should consult with the Compliance Officer.

2“benefit or inducement” means credit or any other financial advantage or opportunity to make, receive or increase any gain or revenue, or to avoid or reduce any loss or expense, money or other property or gift, and any service, facility, system or information.

Counselling and procuring

If the above provisions preclude you from entering into any transaction and if you know, or have reason to believe, that the other person will, as a result, enter into such a transaction or cause or advise someone else to do so, you cannot:

Code of Ethics and Personal Account Dealing Rules – December 2020

•	Advise or cause any other person to enter into such a transaction
•	Communicate any information or opinion to any other person.

This does not apply to actions, which you take in the course of your employment with the Firm. For example, the fact that you are prohibited from dealing in a certain stock as a result of one of the provisions above does not mean that you are precluded from giving bona fide advice to a client to deal.

Summary of insider dealing legislation

The insider dealing provisions contained in Part V of the Criminal Justice Act 1993 (“the Act”) are complex. If you would like fuller details or are in any doubt whether a particular transaction would be prohibited, you should consult the compliance department.

The Act applies to all securities traded on a regulated market (which currently includes all EC stock exchanges, LIFFE, OMLX and NASDAQ) and to warrants and derivatives (including index options and futures) relating to these securities even if these warrants and derivatives are only “over the counter” traded.

In broad terms, and subject to the exemptions provided by the Act, the Act makes it a criminal offence, with a maximum penalty of seven years imprisonment and an unlimited fine:

•	For an individual who has non-public information to deal in price affected securities (including warrants or derivatives relating to them) on a regulated market;
•	For an individual to deal through a professional intermediary;
•	By acting his/her self as a professional intermediary.

Securities are “price affected” if the inside information if made public, is likely to have a significant effect on the price of the securities. This applies to all companies’ securities affected by the information, whether directly or indirectly (for example, competitors of a company about to launch a new product).

The Act applies whether you deal as part of your employment, or on your own account. It also covers information obtained directly or indirectly from an insider, whether or not in the course of your employment (for example, through social contacts).

If you are precluded from dealing, normally you are also precluded from:

•	Dealing on behalf of the Firm or a Client (except perhaps on an unsolicited basis);
•	Procuring or encouraging another person to deal in the price affected securities (whether or not the other person knows they are price affected);
•	Passing the inside information to another person, other than in the proper performance of your employment.

Code of Ethics and Personal Account Dealing Rules – December 2020

It is possible for a transaction which involves insider dealing to constitute an offence otherwise than under the Act. In particular, under section 47 (1) of the Financial Services Act 1986, a person who “dishonestly conceals any material facts” is guilty of an offence if he does so for the purpose of inducing, or is reckless as to whether it may induce, another person (whether or not the person from whom the facts are concealed) to buy or sell an investment, or to refrain from buying or selling an investment. A person, who conceals price sensitive information from a counterparty to induce him to deal, if that concealment is dishonest, could well commit this offence.

Compliance with applicable US Federal Securities Laws

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described above, the Code requires all personnel to comply with the applicable US federal securities laws. These laws include the Securities Act of 1933 (the “Securities Act”), the Exchange Act, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Advisers Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to private investment funds and investment advisers and any rules adopted thereunder by the SEC or the Department of the Treasury. If you have any questions regarding your obligations under these statutes, you should consult the Compliance Officer.

Reporting violations

All personnel must immediately report any violation of the Code to the Compliance Officer, or in the Compliance Officer’s absence an Executive Partner. All reports will be treated confidentially and investigated promptly and appropriately. The Firm will not retaliate against any personnel who report a violation of the Code in good faith and any retaliation constitutes a further violation of the Code. The Compliance Officer will keep records of any violation of the Code and of any action taken as a result of the violation.

Administration of the Code

The Compliance Officer will receive and review all reports submitted pursuant to the Code. The Compliance Officer will review the reports to determine that all personal trades are consistent with requirements and restrictions set forth in the Code and do not otherwise indicate any improper trading activities. The Compliance Officer will also ensure that all books and records relating to the Code are properly maintained. The books and records required to be maintained include a record of the following:

•	Any violation of the Code and of any action taken as a result of the violation;
•	All written acknowledgements of receipt, review and understanding of the Code from all current personnel and any from within the last five years;
•	Each report made by personnel, including brokerage confirmations and brokerage account statements obtained from access persons;
•	The names of persons who are currently, or within the last five years were, access persons;
•	Any decision, and the reasons supporting the decision, to approve the acquisition of an IPO or limited offering; and

Code of Ethics and Personal Account Dealing Rules – December 2020

•	Any exception from the Code granted by the Compliance Officer, all related documentation supplied by the person seeking the exception and the reasons supporting the decision to grant the exception.

The books and records must be maintained by the Firm in an easily accessible place for at least five years from the end of the fiscal year in which the records was created, the first two years in an appropriate office of the Firm.

In Part II of the Firm’s Form ADV a description of this Code has been provided and that a copy will be provided on request. The Compliance Officer is responsible for providing such copy to any Fund investor who may request it.

Sanctions

Any violation of any provision of the Code may result in disciplinary action. The Compliance Officer will determine an appropriate sanction. Disciplinary action may include, among other sanctions, a letter of reprimand, disgorgement, suspension, demotion or termination of employment.

Acknowledgement of receipt, training and compliance

The Firm will provide all personnel with a copy of the Code and any amendments thereto, together with appropriate and adequate training on the principals and procedures of the Code. Any questions regarding any provisions of the Code or its application should be directed to the Compliance Officer. All personnel must provide the Firm with a written acknowledgement evidencing the fact that they have received and reviewed and understood the Code.

Code of Ethics and Personal Account Dealing Rules – December 2020

APPENDIX ONE

Origin has adopted a formal compliance policy and code of ethics for its partners and employees. Origin is registered with the SEC and authorised and regulated by the FCA in the United Kingdom. Origin is required to carry on its business by adhering to the following Principles:

1 Integrity	A firm must conduct its business with integrity.
2 Skill, care and diligence	A firm must conduct its business with due skill, care and diligence.
3 Management and control	A firm must take reasonable care to organise and control its affairs responsibly and effectively, with adequate risk management systems.
4 Financial prudence	A firm must maintain adequate financial resources.
5 Market conduct	A firm must observe proper standards of market conduct.
6 Customers’ interests	A firm must pay due regard to the interests of its clients and treat them fairly.
7 Communications with clients	A firm must pay due regard to the information needs of its clients, and communicate information to them in a way which is clear, fair and not misleading.
8 Conflicts of interest	A firm must manage conflicts of interest fairly, both between itself and its clients and between a client and another client.
9 Clients: Relationships of trust	A firm must take reasonable care to ensure the suitability of its advice and discretionary decisions for any client who is entitled to rely upon its judgment.
10 Clients’ assets	A firm must arrange adequate protection for clients’ assets when it is responsible for them.
11 Relations with regulators

A firm must deal with its regulators in an open and cooperative way, and must disclose to the FCA and the SEC appropriately anything relating to the firm of which the FCA or SEC would reasonably expect notice.

As a member of the FCA we are required to monitor on a regular basis our business practices. This will include detailed reviews of our trading, fund management and research functions. We check client portfolios against their guidelines on a monthly basis to ensure that we are in compliance.

We have strict Personal Account Dealing Rules which require pre-clearance of any personal or connected party transactions.

Code of Ethics and Personal Account Dealing Rules – December 2020

APPENDIX TWO

AUTHORISED PARTNERS

The following Partners are authorised to provide written approval prior to dealing:

Chris Carter

Nigel Dutson

Tarlock Randhawa

Nishil Patel

Code of Ethics and Personal Account Dealing Rules – December 2020